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                                                                    EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                                                                      Year Ended December 31,
                                                                      -----------------------
                                                               2000            1999             1998
                                                               ----            ----             ----
Weighted average Shares of Common Stock
outstanding during the year ..............................   1,773,888       1,712,357        1,665,957

Shares of Common Stock issuable in connection
with assumed exercise of options under the
treasury stock method ....................................      61,562         102,171           53,691
                                                            ----------      ----------       ----------

TOTAL ....................................................   1,835,450       1,814,528        1,719,648
                                                            ==========      ==========       ==========

Net Income ...............................................   1,044,219       1,293,186        3,086,964
                                                            ==========      ==========       ==========

Per Share amount - Primary/Basic .........................  $     0.59      $     0.76       $     1.85

Per Share amount - Diluted ...............................  $     0.57      $     0.71       $     1.80
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